Exhibit 99.1

INVESTOR RELATIONS CONTACT:
Rosemary Hanratty
Vice President of Marketing
303.262.4144
Rosemary.Hanratty@startek.com

StarTek, Inc. Reports Third Quarter 2014 Results
Continued Diversification Improvements with 14.7% Gross Margin

GREENWOOD VILLAGE, CO - November 13, 2014 - StarTek, Inc. ("STARTEK") (NYSE:SRT) today announced its third quarter 2014 financial results.

Third Quarter Highlights and Recent Events

•
Revenue diversification improvements continue with $23.0 million of new business signed in the third quarter, including seven new logos; $43.0 million of new business signed and 15 new logos year to date;

•	Capacity improvements with the grand opening of permanent facilities in Myrtle Beach, South Carolina and Iloilo, Philippines and completion of the closure in Heredia, Costa Rica;

•
Acquisition of Collections Center, Inc., a North Dakota based receivables management company, subsequent to quarter end, with a focus on healthcare, allowing for further expansion of healthcare and revenue cycle management; and

•	Addition of Kamalesh Dwivedi as Chief Information Officer in October 2014.

Third Quarter 2014 Financial Results
Third quarter 2014 revenue increased 5.1% compared to the third quarter of 2013, the result of new logos and new lines of business. All segments showed year-over-year revenue growth, the result of new clients and additional programs from existing clients. Gross margin increased to 14.7% in the third quarter of 2014, up from 11.2% in the third quarter of 2013. The Asia Pacific segment had significant margin improvements, the result of improved capacity utilization and better operational performance. Gross margin was penalized by 240 basis points during the quarter for start up expenses and adding new capacity.

SG&A expenses remained flat as a percentage of revenue at 12.2%. The incremental expense of $0.4 million of SG&A was due to the variable costs associated with the new revenues as well as the ongoing investments in the Company's healthcare vertical initiative.

Third quarter 2014 Adjusted EBITDA of $5.0 million, or 8.2% of revenue, improved by 67.0% from $3.0 million, or 5.2% of revenue, during the third quarter of 2013.

The Company had operating income of $0.3 million during the third quarter of 2014 as compared to an operating loss of $0.6 million in the third quarter of 2013. Excluding impairment losses and restructuring charges of $1.3 million in the third quarter of 2014, operating income was $1.5 million. The restructuring charges of $1.3 million primarily relate to the closure of the Company's Heredia, Costa Rica facility as well as the Company's IT transformation.

Liquidity and Capital Resources
The Company invested $9.6 million of capital expenditures for new facilities and expansion during the first nine months of 2014, which contributed to the $4.4 million cash reduction from December 31, 2013 to September 30, 2014.

“We have continued to increase our client base, broaden service offerings, add healthy capacity and strengthen existing service offerings. All of which are key elements in our strategic plan.” said Chad Carlson, President and CEO.  “We are also pleased to add Kamalesh Dwivedi to our executive team as CIO.  He has the experience and vision to capitalize on our IT platform strategy.”

For additional information on revenue and margin, please refer to the Financial Scorecard attached as Exhibit 99.2 to the
Current Report on Form 8-K, which includes this press release.

Conference Call and Webcast Details
The Company will host a conference call today, November 13, 2014, at 3:00 p.m. MST (5:00 p.m. EST) to discuss third quarter 2014 financial results. To participate in the teleconference, please call toll-free 877.703.6102 (or 857.244.7301 for international callers) and enter “22940870”. You may also listen to the teleconference live via the Company’s website at www.startek.com. For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About STARTEK
STARTEK is a comprehensive contact center and business process outsourcing service company with employees we call Brand Warriors who for over 25 years have been committed to making a positive impact on our clients’ business results. We do this by improving the customer experience and reducing total cost of ownership through our STARTEK Advantage System. Our mission is to enable and empower our Brand Warriors to promote our clients’ brands every day and bring value to our stakeholders. We accomplish this by aligning with our clients’ business objectives. For more information, go to www.startek.com or call +1303.262.4500.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.   As described below, such statements are subject to a number of risks and uncertainties that could cause STARTEK's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on a limited number of significant customers, lack of minimum purchase requirements in our contracts, the concentration of our business in the communications industry, lack of wide geographic diversity, maximization of capacity utilization, foreign currency exchange risk, risks inherent in the operation of business outside of the United States, ability to hire and retain qualified employees, increases in labor costs, management turnover and retention of key personnel, trends affecting companies’ decisions to outsource non-core services, reliance on technology and computer systems, including investment in and development of new and enhanced technology, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information or personally identifiable information, compliance with regulations governing protected health information, our ability to acquire and integrate complementary businesses, compliance with our debt covenants, ability of our largest stockholder to affect decisions and stock price volatility. Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect STARTEK's business, financial condition and results of operation.

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$61,438	$58,448	$185,901	$167,834
Cost of services	52,393	51,928	162,946	150,965
Gross profit	9,045	6,520	22,955	16,869
Selling, general and administrative expenses	7,503	7,153	23,052	21,601
Impairment losses and restructuring charges, net	1,262	—	3,504	(437)
Operating income (loss)	280	(633)	(3,601)	(4,295)
Interest and other income (expense), net	362	(1,075)	216	(1,009)
Income (loss) before income taxes	642	(1,708)	(3,385)	(5,304)
Income tax expense	728	83	482	87
Net loss	$(86)	$(1,791)	$(3,867)	$(5,391)

Net loss per common share - basic and diluted	$(0.01)	$(0.12)	$(0.25)	$(0.35)

Weighted average shares outstanding - basic and diluted	15,400	15,351	15,389	15,330

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$6,552	$10,989
Trade accounts receivable, net	46,003	43,708
Other current assets	3,249	5,367
Total current assets	55,804	60,064
Property, plant and equipment, net	24,377	22,210
Other assets	6,453	7,443
Total assets	$86,634	$89,717
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$28,144	$28,498
Other liabilities	3,280	3,045
Total liabilities	31,424	31,543
Total stockholders’ equity	55,210	58,174
Total liabilities and stockholders' equity	$86,634	$89,717

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating Activities
Net loss	$(86)	$(1,791)	$(3,867)	$(5,391)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,659	3,401	7,629	9,585
(Gains) losses on disposal of assets	(7)	910	(182)	898
(Gain) on dissolution of subsidiary	(413)	—	(413)	—
Share-based compensation expense	343	398	1,207	1,255
Amortization of deferred gain on sale leaseback transaction	(85)	(68)	(214)	(206)
Changes in operating assets & liabilities and other, net	(983)	(3,994)	(1,205)	(4,049)
Net cash provided by (used in) operating activities	1,428	(1,144)	2,955	2,092
Investing Activities
Proceeds from note receivable	162	165	481	495
Purchases of property, plant and equipment	(2,737)	(2,600)	(9,562)	(4,054)
Proceeds from sale of assets	425	—	1,064	—
Cash paid for acquisitions of businesses	(203)	(389)	(603)	(1,889)
Net cash used in investing activities	(2,353)	(2,824)	(8,620)	(5,448)
Financing Activities
Other financing, net	1,423	64	1,442	203
Net cash provided by financing activities	1,423	64	1,442	203
Effect of exchange rate changes on cash	17	(74)	(214)	(13)
Net increase (decrease) in cash and cash equivalents	515	(3,978)	(4,437)	(3,166)
Cash and cash equivalents at beginning of period	$6,037	$9,995	$10,989	$9,183
Cash and cash equivalents at end of period	$6,552	$6,017	$6,552	$6,017

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)

This press release may contain certain non-GAAP financial measures including, 1) Adjusted EBITDA and 2) operating (income) loss or net income (loss) before impairment losses and restructuring charges. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in this press release or below. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with GAAP. It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.

The Company defines non-GAAP Adjusted EBITDA as net income (loss) plus income tax expense (benefit), interest expense (income), impairment losses and restructuring charges, depreciation and amortization expense, (gains) losses on disposal of assets and share-based compensation expense. Management uses Adjusted EBITDA as a performance measure to analyze the performance of our business. Management believes that excluding these non-cash and other non-recurring items helps investors and analysts assess the strength and performance of our ongoing operations.

Management believes that the measures that exclude impairment losses and restructuring charges or other non-recurring items permit a more meaningful comparison and understanding of our operating performance for the current, past or future periods.

Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net loss	$(86)	$(1,791)	$(3,867)	$(5,391)
Income tax expense	728	83	482	87
Interest expense (income), net	136	12	434	21
Impairment losses and restructuring charges, net	1,262	—	3,504	(437)
Depreciation and amortization expense	2,659	3,401	7,629	9,585
(Gains) losses on disposal of assets	(7)	912	(182)	870
Share-based compensation expense	343	398	1,207	1,255
Adjusted EBITDA	$5,035	$3,015	$9,207	$5,990

Operating Income (Loss) before Impairment Losses and Restructuring Charges, Net:

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Operating income (loss)	$280	$(633)	$(3,601)	$(4,295)
Impairment losses and restructuring charges, net	1,262	—	3,504	(437)
Operating income (loss) before impairment losses and restructuring charges, net	$1,542	$(633)	$(97)	$(4,732)